Grace News
Media Relations Rich Badmington +1 410.531.4370 rich.badmington@grace.com	Investor Relations Jeremy Rohen +1 410.531.8234 jeremy.rohen@grace.com

Grace Reports Third Quarter 2018 Results Driven by 15% Sales Growth; Raises Full-Year 2018 Adjusted EPS Outlook

•	Net sales up 15.2% driven by the polyolefin catalysts acquisition, strong sales volumes and improved pricing across all businesses

•	Diluted EPS of $0.24, including a pretax charge of $70.0 million, or $0.80 per share, for the estimated costs to remediate our former vermiculite mine site

•	Adjusted EPS of $1.11, up 23.3%

•	Raising full-year 2018 outlook for Adjusted EPS to $4.00 to $4.05, from $3.90 to $4.00
COLUMBIA, Md., - October 24, 2018 - W. R. Grace & Co. (NYSE: GRA) today announced financial results for the third quarter 2018, summarized in the table below, and raised its full-year 2018 Adjusted EPS outlook.

Summary Financial Results - Total Grace
(In $ millions, except per share amounts)	3Q18	3Q17	Change
Net sales	494.9	429.5	15.2%
Net sales, constant currency			15.9%
Net income	16.1	47.4	(66.0)%

Adjusted EBIT	122.6	108.1	13.4%
Adjusted EBIT margin	24.8%	25.2%	(0.4) pts

Diluted EPS	$0.24	$0.70	(65.7)%
Adjusted EPS	$1.11	$0.90	23.3%
Dividends per share	$0.24	$0.21	14.3%

	YTD 2018	YTD 2017	Change
Net cash provided by operating activities	234.0	267.5	(12.5)%
Adjusted Free Cash Flow	174.2	249.3	(30.1)%

	TTM 2018	TTM 2017	Change
Adjusted EBIT ROIC	20.6%	25.3%	(4.7) pts

•
Third quarter sales of $494.9 million increased 15.2%, up 15.9% on constant currency. 3Q18 sales included 7.0% growth from the polyolefin catalysts acquisition, strong sales volume growth and improved pricing, reflecting continued demand for our high-value products.

•
Adjusted EBIT of $122.6 million was up 13.4%. Adjusted EBIT margin was down 40 basis points, negatively impacted by $11.9 million (or approximately 280 basis points) of business interruption insurance recoveries recorded in 3Q17 that did not repeat in this quarter.

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•
Net income was down $31.3 million and Diluted EPS was down $0.46 per share due to a pretax charge of $70.0 million ($0.80 per diluted share) for the estimated costs to remediate our former vermiculite mine site in Libby, Montana. (See additional information under Notable Developments.)

•
Adjusted Free Cash Flow was down 30.1% year-over-year primarily due to higher capital spending related to our multi-year investment plan to accelerate growth, extend our competitive advantages and drive operating excellence.

•
Adjusted EBIT ROIC was 20.6%, down 470 bps year-over-year as a result of the polyolefin catalysts acquisition in 2Q18 reflecting only two quarters of earnings against the full investment. Sequentially, Adjusted EBIT ROIC was up 20 bps.

Delivering on Our Strategic Initiatives
"I am very pleased with our results, including organic growth of more than 8% on strong sales volume and pricing. We are well positioned for the full year 2018 and for continued top-line growth and strong earnings in 2019," said Fred Festa, Grace's Chairman and Chief Executive Officer. "We are executing well across the company and I am confident in our ability to further drive sustainable profitable growth and shareholder value."
Grace's strategic framework for profitable growth includes four elements:

•	Invest to accelerate growth and extend our competitive advantages

•	Invest in great people to strengthen our high-performance culture

•	Execute the Grace Value Model to drive operating excellence

•	Acquire to build our technology and manufacturing capabilities for our customers
Third Quarter Segment Performance
Catalysts Technologies
Catalysts Technologies includes catalysts and additives for plastics, refinery, and other chemical process applications, as well as polypropylene process technology.

Summary Financial Results - Catalysts Technologies
(In $ millions)	3Q18	3Q17	Change
Net sales	378.2	317.5	19.1%
Net sales, constant currency			19.6%
Gross margin	43.4%	41.4%	2.0 pts

Operating income	119.5	103.6	15.3%
Operating margin	31.6%	32.6%	(1.0) pts

•
Third quarter sales of $378.2 million increased 19.1%, up 19.6% on constant currency. Sales growth was driven by the polyolefin catalysts acquisition (9.5%), strong sales volumes and improved pricing. FCC catalysts pricing improved in line with our expectations, and is now on track to improve more than 200 basis points for the full year.

•
Gross margin of 43.4% was up 200 basis points driven primarily by 250 basis points related to higher sales volumes and favorable price and mix, and 160 basis points related to lower depreciation expense from the change in useful life estimate implemented in 1Q18. These increases were partially offset by 210 basis points of higher raw materials and energy costs.

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•	Operating income of $119.5 million increased 15.3% driven by higher gross profit and higher income from our ART joint venture. Operating margin declined from 32.6% to 31.6%.

•
Business interruption insurance recoveries of $11.9 million recorded in 3Q17 did not repeat in this quarter. This negatively impacted the year-over-year comparison of operating income growth by 11% and operating margin by approximately 375 basis points.

Materials Technologies
Materials Technologies includes engineered materials for coatings, consumer/pharma, and industrial applications.

Summary Financial Results - Materials Technologies
(In $ millions)	3Q18	3Q17	Change
Net sales	116.7	112.0	4.2%
Net sales, constant currency			5.6%
Gross margin	37.6%	38.4%	(0.8) pts

Operating income	26.6	26.4	0.8%
Operating margin	22.8%	23.6%	(0.8) pts

•
Third quarter sales of $116.7 million increased 4.2%, up 5.6% on constant currency, primarily driven by higher sales volume and improved average pricing. Demand for our silicas products remains strong, and our pharma fine chemicals products returned to year-over-year growth in 3Q18.

•
Gross margin of 37.6% decreased 80 basis points. The decline was primarily due to higher manufacturing costs including approximately 160 bps related to previously announced plant turnarounds, and 130 basis points of higher raw materials and energy costs, partially offset by improved pricing and mix and 110 basis points related to lower depreciation expense from the change in useful life estimate implemented in 1Q18.

•	Operating income of $26.6 million increased 0.8%, or $0.2 million.
Notable Developments
Leadership Update

•
As previously announced, Fred Festa will retire as Chief Executive Officer following the company’s Board of Directors meeting on November 8, 2018, and will remain with the company as non-executive chairman. Hudson La Force will assume the role of Chief Executive Officer at that time in accordance with the Board's established succession and transition plan.

•	The search for the company’s new Chief Financial Officer is progressing as planned; additional updates will be provided at the appropriate time.
Global Macroeconomic Update
We continue to monitor global economic developments, and proactively manage the potential impacts on our businesses.

•
Inflation: Year-to-date, we have experienced 160 basis points of inflation, and expect similar levels for the remainder of 2018. We actively manage the potential impacts of inflation across the company, including through improved pricing, supply chain initiatives, and manufacturing optimization.

•
Tariffs: At this time, our direct exposure to Chinese tariffs on products manufactured in the U.S. and exported to China is negligible, and our supply chain has not experienced any material cost increases or supply disruptions from U.S. tariffs on products imported from China. Sales of

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products manufactured in the U.S. and exported to China are less than 4% of sales. Less than 1% of our raw materials spend is subject to U.S. tariffs on imports from China.

•	Currency: We operate our businesses in 60 countries and 30 currencies. Over 95% of our sales are linked to the USD and EUR. Our direct exposure to emerging market currencies is less than 2% of sales.

•
Interest rates: In 2Q18, we entered into a new senior secured credit facility to refinance our existing debt and finance the purchase price of the acquisition. As part of the financing, we reduced our exposure to rising interest rates; currently 85% of our long-term debt is fixed-rate.

Legacy Liabilities Update
During the quarter, we made substantial progress in quantifying and resolving liabilities related to our former operations in Libby, Montana. Actual spending associated with these liabilities is expected to occur over a decade or more.

•
We recorded a pretax charge of $70 million in the quarter for the estimated costs of remediation at our former vermiculite mine site in Libby, Montana, and the surrounding area (known as Operable Unit 3, or OU3). This charge arises out of the remedial investigation and feasibility study (RI/FS) of OU3 currently being conducted by us and the EPA. As part of the RI/FS process, we contracted an engineering and consulting firm to develop a range of possible remedial alternatives and associated cost estimates for OU3. We believe that this amount should provide for a protective remedy meeting the statutory requirements of the Comprehensive Environment Response, Compensation, and Liability Act.

The estimated costs of remediation are preliminary and consist of several components, each of which may vary significantly as the remedial alternatives are further developed. It is reasonably possible the ultimate costs of remediation could range between $30 million and $170 million. We are working closely with the EPA, and the ultimate remedy will be determined by the EPA after the feasibility study is finalized. Such remedy will be set forth in a Record of Decision (ROD) that is expected to be issued by the EPA in or after 2020. Costs associated with the more active remedial alternatives would be expected to be incurred over a decade or more. We will reevaluate our estimated liability as remedial alternatives evolve based on further work by the engineering and consulting firm and discussions with the EPA as the RI/FS process moves towards a ROD. Depending on the remedial alternatives that the EPA selects in the ROD, the total cost of remediating OU3 may exceed our current estimate by material amounts.

•
In addition, as part of the process for renewing our permit for a dam on the mine site, which expires in March 2019, the Montana Department of Natural Resources and Conservation is expected to require us to replace the dam spillway, which is deteriorating, with a new spillway. We constructed the dam in 1971 to prevent vermiculite ore tailings from moving into nearby creeks and rivers. Based on bids received, the cost of the new spillway is estimated to be $40 - $45 million. We expect to record a liability for this project at the time the permit renewal is approved which we expect in the first quarter of 2019. Construction of the new spillway is expected to take three to four years.

Capital Allocation

•
Capital expenditures: For 2018, we continue to forecast $200 million of capital investments as part of our previously outlined, multi-year investment program to accelerate growth, extend our competitive advantages and drive operating excellence. Year-to-date, we have invested $162 million in capital expenditures.

•
Share repurchase program: During the quarter, we repurchased $10 million of our common stock, or approximately 142,000 shares, at an average per share price of $73.05. Year-to-date, we have repurchased approximately 866,000 shares for $60 million, at an average per share price of $69.58.

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•	Dividend: In Q3, we paid $16 million in cash dividends to shareholders. Year-to-date, we have returned $49 million to shareholders in cash dividends.
Full-Year 2018 Outlook
We are raising our full-year 2018 outlook for Sales and Adjusted EPS and tightening our Adjusted EBIT and Adjusted Free Cash Flow ranges, which are presented in the table below.

Full-Year 2018 Outlook
2018 Outlook
(In $ millions, except per share amounts)	Previous Outlook (Jul. 26, 2018)	Updated Outlook (Oct. 24, 2018)	YoY
Sales growth (total)	9% - 11%	11% - 12%
Sales growth (organic)	5% - 7%	6% - 7%
Adjusted EBIT	450 - 460	453 - 457	9% - 10%
Adjusted EPS	$3.90 - $4.00	$4.00 - $4.05	18% - 20%
Adjusted Free Cash Flow	225 - 250	230 - 240
Note: We are unable to estimate the annual mark-to-market pension adjustment or 2018 net income or diluted EPS.
Investor Call
We will discuss these results during an investor conference call and webcast today starting at 9:00 a.m. ET. To access the call and webcast, interested participants should go to the Investors portion of our website, www.grace.com, and click on the webcast link.
Those without access to the internet can participate by dialing +1 844.515.9173 (U.S.) or +1 574.990.9421 (International). The participant passcode is 6864348. Investors are advised to dial into the call at least 10 minutes early in order to register.
An audio replay will be available after 1:00 p.m. ET on October 24. For one week, the replay will be accessible by dialing +1 855.859.2056 (U.S.) or +1 404.537.3406 (International) and entering the participant passcode 6864348. The webcast replay or transcript will be available for one year on the company's website.
***
About Grace
Built on talent, technology, and trust, Grace is a leading global supplier of catalysts and engineered materials. The company’s two industry-leading business segments—Catalysts Technologies and Materials Technologies—provide innovative products, technologies, and services that enhance the products and processes of our customers around the world. With approximately 3,900 employees, Grace operates and/or sells to customers in over 60 countries. More information about Grace is available at grace.com.
Forward-Looking Statements
This announcement contains forward-looking statements, that is, information related to future, not past, events. Such statements generally include the words “believes,” “plans,” “intends,” “targets,” “will,” “expects,” “suggests,” “anticipates,” “outlook,” “continues,” or similar expressions. Forward-looking statements include, without limitation, expected financial positions; results of operations; cash flows; financing plans; business strategy; operating plans; capital and other expenditures; competitive positions; growth opportunities for existing products; benefits from new technology and cost reduction initiatives, plans and objectives; and markets for securities. For these statements, Grace claims the protections of the safe harbor for forward-looking statements contained in Section 27A of the Securities Act and Section 21E of the Exchange Act. Like other businesses, Grace is subject to risks and uncertainties that could cause its actual results to differ materially from its projections or that could cause other forward-looking statements to prove incorrect. Factors that could cause actual results to differ materially from those contained in the forward-looking statements include, without limitation: risks related to foreign operations, especially in emerging regions; the costs and

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availability of raw materials, energy and transportation; the effectiveness of its research and development and growth investments; acquisitions and divestitures of assets and businesses; developments affecting Grace’s outstanding indebtedness; developments affecting Grace's pension obligations; its legal and environmental proceedings; environmental compliance costs; the inability to establish or maintain certain business relationships; the inability to hire or retain key personnel; natural disasters such as storms and floods, and force majeure events; changes in tax laws and regulations; international trade disputes, tariffs, and sanctions; the potential effects of cyberattacks; and those additional factors set forth in Grace's most recent Annual Report on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K, which have been filed with the Securities and Exchange Commission and are readily available on the internet at www.sec.gov. Reported results should not be considered as an indication of future performance. Readers are cautioned not to place undue reliance on Grace's projections and forward-looking statements, which speak only as of the dates those projections and statements are made. Grace undertakes no obligation to release publicly any revision to the projections and forward-looking statements contained in this announcement, or to update them to reflect events or circumstances occurring after the date of this announcement.

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W. R. Grace & Co. and Subsidiaries
Consolidated Statements of Operations (unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(In millions, except per share amounts)	2018	2017	2018	2017
Net sales	$494.9	$429.5	$1,412.1	$1,257.0
Cost of goods sold	292.7	258.2	841.7	765.3
Gross profit	202.2	171.3	570.4	491.7
Selling, general and administrative expenses	75.6	69.3	227.1	204.1
Research and development expenses	15.7	14.0	46.5	41.5
Provision for environmental remediation, net	72.7	6.4	73.3	19.6
Equity in earnings of unconsolidated affiliate	(5.9)	(4.8)	(19.5)	(17.9)
Restructuring and repositioning expenses	8.4	9.3	32.8	17.0
Interest expense and related financing costs	20.4	20.1	59.6	59.7
Other (income) expense, net	(1.3)	(1.7)	2.2	(15.0)
Total costs and expenses	185.6	112.6	422.0	309.0
Income (loss) before income taxes	16.6	58.7	148.4	182.7
(Provision for) benefit from income taxes	(0.7)	(11.6)	(50.5)	(49.2)
Net income (loss)	15.9	47.1	97.9	133.5
Less: Net (income) loss attributable to noncontrolling interests	0.2	0.3	0.6	0.7
Net income (loss) attributable to W. R. Grace & Co. shareholders	$16.1	$47.4	$98.5	$134.2
Earnings Per Share Attributable to W. R. Grace & Co. Shareholders
Basic earnings per share:
Net income (loss)	$0.24	$0.70	$1.46	$1.97
Weighted average number of basic shares	67.1	67.9	67.3	68.2
Diluted earnings per share:
Net income (loss)	$0.24	$0.70	$1.46	$1.96
Weighted average number of diluted shares	67.2	68.0	67.4	68.3
Dividends per common share	$0.24	$0.21	$0.72	$0.63

The Notes to the Financial Information are included as part of the Earnings Release.

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W. R. Grace & Co. and Subsidiaries
Consolidated Statements of Cash Flows (unaudited)

	Nine Months Ended September 30,
(In millions)	2018	2017
OPERATING ACTIVITIES
Net income (loss)	$97.9	$133.5
Reconciliation to net cash provided by (used for) operating activities:
Depreciation and amortization	76.1	82.6
Equity in earnings of unconsolidated affiliate	(19.5)	(17.9)
Dividends received from unconsolidated affiliate	—	19.0
Costs related to legacy product, environmental and other claims	79.2	25.5
Cash paid for legacy product, environmental and other claims	(18.1)	(50.1)
Provision for income taxes	50.5	49.2
Cash paid for income taxes	(29.3)	(44.1)
Income tax refunds received	0.3	30.2
Loss on early extinguishment of debt	4.8	—
Interest expense and related financing costs	59.6	59.7
Cash paid for interest	(46.3)	(40.1)
Defined benefit pension expense	11.6	11.6
Cash paid under defined benefit pension arrangements	(61.8)	(12.2)
Accounts receivable reserve—Venezuela	—	10.0
Changes in assets and liabilities, excluding effect of currency translation and acquisitions:
Trade accounts receivable	13.1	20.7
Inventories	(61.2)	(4.5)
Accounts payable	17.6	3.0
All other items, net	59.5	(8.6)
Net cash provided by (used for) operating activities	234.0	267.5
INVESTING ACTIVITIES
Capital expenditures	(161.7)	(85.6)
Business acquired, net of cash acquired	(418.0)	(3.5)
Other investing activities	13.8	(0.1)
Net cash provided by (used for) investing activities	(565.9)	(89.2)
FINANCING ACTIVITIES
Borrowings under credit arrangements	998.9	106.3
Repayments under credit arrangements	(558.5)	(108.9)
Cash paid for repurchases of common stock	(60.1)	(65.0)
Cash paid for debt financing costs	(11.8)	—
Proceeds from exercise of stock options	6.7	14.8
Dividends paid to shareholders	(48.5)	(43.0)
Other financing activities	(3.5)	(3.8)
Net cash provided by (used for) financing activities	323.2	(99.6)
Effect of currency exchange rate changes on cash and cash equivalents	(1.5)	7.2
Net increase (decrease) in cash and cash equivalents	(10.2)	85.9
Cash, cash equivalents, and restricted cash beginning of period	163.5	100.6
Cash, cash equivalents, and restricted cash, end of period	$153.3	$186.5

The Notes to the Financial Information are included as part of the Earnings Release.

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W. R. Grace & Co. and Subsidiaries
Consolidated Balance Sheets (unaudited)

(In millions, except par value and shares)	September 30, 2018	December 31, 2017
ASSETS
Current Assets
Cash and cash equivalents	$150.7	$152.8
Restricted cash and cash equivalents	2.6	10.7
Trade accounts receivable, less allowance of $11.4 (2017—$11.7)	279.2	285.2
Inventories	319.0	230.9
Other current assets	94.4	49.0
Total Current Assets	845.9	728.6
Properties and equipment, net of accumulated depreciation and amortization of $1,496.4 (2017—$1,463.4)	984.1	799.1
Goodwill	544.4	402.4
Technology and other intangible assets, net	359.4	255.4
Deferred income taxes	543.6	556.5
Investment in unconsolidated affiliate	144.4	125.9
Other assets	91.5	39.1
Total Assets	$3,513.3	$2,907.0
LIABILITIES AND EQUITY
Current Liabilities
Debt payable within one year	$22.8	$20.1
Accounts payable	245.1	210.3
Other current liabilities	265.7	217.8
Total Current Liabilities	533.6	448.2
Debt payable after one year	1,963.7	1,523.8
Underfunded and unfunded defined benefit pension plans	455.5	502.4
Other liabilities	280.3	169.3
Total Liabilities	3,233.1	2,643.7
Equity
Common stock issued, par value $0.01; 300,000,000 shares authorized; outstanding: 67,098,411 (2017—67,780,410)	0.7	0.7
Paid-in capital	477.0	474.8
Retained earnings	625.4	573.1
Treasury stock, at cost: shares: 10,358,216 (2017—9,676,217)	(875.7)	(832.1)
Accumulated other comprehensive income (loss)	46.5	39.9
Total W. R. Grace & Co. Shareholders’ Equity	273.9	256.4
Noncontrolling interests	6.3	6.9
Total Equity	280.2	263.3
Total Liabilities and Equity	$3,513.3	$2,907.0

The Notes to the Financial Information are included as part of the Earnings Release.

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W. R. Grace & Co. and Subsidiaries
Analysis of Operations (unaudited)

	Three Months Ended September 30,			Nine Months Ended September 30,
(In millions, except per share amounts)	2018	2017	% Change	2018	2017	% Change
Net sales:
Catalysts Technologies	$378.2	$317.5	19.1%	$1,058.4	$931.8	13.6%
Materials Technologies	116.7	112.0	4.2%	353.7	325.2	8.8%
Total Grace net sales	$494.9	$429.5	15.2%	$1,412.1	$1,257.0	12.3%
Net sales by region:
North America	$152.9	$118.8	28.7%	$426.3	$355.3	20.0%
Europe Middle East Africa	187.9	173.2	8.5%	552.0	485.8	13.6%
Asia Pacific	123.5	119.6	3.3%	347.8	335.0	3.8%
Latin America	30.6	17.9	70.9%	86.0	80.9	6.3%
Total net sales by region	$494.9	$429.5	15.2%	$1,412.1	$1,257.0	12.3%
Performance measures:
Adjusted EBIT(A)(B):
Catalysts Technologies segment operating income	$119.5	$103.6	15.3%	$325.3	$286.1	13.7%
Materials Technologies segment operating income	26.6	26.4	0.8%	80.3	75.4	6.5%
Corporate costs	(19.7)	(18.5)	(6.5)%	(56.1)	(52.9)	(6.0)%
Certain pension costs(C)	(3.8)	(3.4)	(11.8)%	(11.6)	(9.7)	(19.6)%
Adjusted EBIT	122.6	108.1	13.4%	337.9	298.9	13.0%
Costs related to legacy product, environmental and other claims	(74.9)	(8.5)		(79.2)	(25.5)
Restructuring and repositioning expenses	(8.4)	(9.3)		(32.8)	(17.0)
Third-party acquisition-related costs	(0.5)	(0.4)		(7.2)	(0.4)
Amortization of acquired inventory fair value adjustment	(2.3)	—		(6.9)	—
Loss on early extinguishment of debt	—	—		(4.8)	—
Income and expense items related to divested businesses	0.3	(0.3)		0.4	(1.3)
Accounts receivable reserve—Venezuela	—	(10.0)		—	(10.0)
Pension MTM adjustment and other related costs, net	—	—		—	(1.9)
Gain (loss) on sale of product line	—	(0.4)		—	(0.4)
Interest expense, net	(20.0)	(20.2)	1.0%	(58.4)	(59.0)	1.0%
(Provision for) benefit from income taxes	(0.7)	(11.6)	94.0%	(50.5)	(49.2)	(2.6)%
Income (loss) attributable to W. R. Grace & Co. shareholders	$16.1	$47.4	(66.0)%	$98.5	$134.2	(26.6)%
Diluted EPS	$0.24	$0.70	(65.7)%	$1.46	$1.96	(25.5)%
Adjusted EPS(A)	$1.11	$0.90	23.3%	$3.00	$2.42	24.0%

The Notes to the Financial Information are included as part of the Earnings Release.

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W. R. Grace & Co. and Subsidiaries
Analysis of Operations (unaudited) (continued)

	Three Months Ended September 30,			Nine Months Ended September 30,
(In millions)	2018	2017	% Change	2018	2017	% Change
Adjusted profitability performance measures(A)(B)(C):
Gross Margin:
Catalysts Technologies	43.4%	41.4%	2.0 pts	42.8%	40.4%	2.4 pts
Materials Technologies	37.6%	38.4%	(0.8) pts	38.0%	38.3%	(0.3) pts
Adjusted Gross Margin	42.0%	40.6%	1.4 pts	41.6%	39.8%	1.8 pts
Amortization of acquired inventory fair value adjustment	(0.5)%	—%	(0.5) pts	(0.5)%	—%	(0.5) pts
Pension costs in cost of goods sold	(0.6)%	(0.2)%	(0.4) pts	(0.7)%	(0.3)%	(0.4) pts
Total Grace	40.9%	40.4%	0.5 pts	40.4%	39.5%	0.9 pts
Adjusted EBIT:
Catalysts Technologies	$119.5	$103.6	15.3%	$325.3	$286.1	13.7%
Materials Technologies	26.6	26.4	0.8%	80.3	75.4	6.5%
Corporate, pension, and other	(23.5)	(21.9)	(7.3)%	(67.7)	(62.6)	(8.1)%
Total Grace	122.6	108.1	13.4%	337.9	298.9	13.0%
Depreciation and amortization:
Catalysts Technologies	$20.7	$22.2	(6.8)%	$61.4	$64.6	(5.0)%
Materials Technologies	3.6	5.0	(28.0)%	12.0	14.5	(17.2)%
Corporate	0.9	1.2	(25.0)%	2.7	3.5	(22.9)%
Total Grace	25.2	28.4	(11.3)%	76.1	82.6	(7.9)%
Adjusted EBITDA:
Catalysts Technologies	$140.2	$125.8	11.4%	$386.7	$350.7	10.3%
Materials Technologies	30.2	31.4	(3.8)%	92.3	89.9	2.7%
Corporate, pension, and other	(22.6)	(20.7)	(9.2)%	(65.0)	(59.1)	(10.0)%
Total Grace	147.8	136.5	8.3%	414.0	381.5	8.5%
Adjusted EBIT margin:
Catalysts Technologies	31.6%	32.6%	(1.0) pts	30.7%	30.7%	0.0 pts
Materials Technologies	22.8%	23.6%	(0.8) pts	22.7%	23.2%	(0.5) pts
Total Grace	24.8%	25.2%	(0.4) pts	23.9%	23.8%	0.1 pts
Adjusted EBITDA margin:
Catalysts Technologies	37.1%	39.6%	(2.5) pts	36.5%	37.6%	(1.1) pts
Materials Technologies	25.9%	28.0%	(2.1) pts	26.1%	27.6%	(1.5) pts
Total Grace	29.9%	31.8%	(1.9) pts	29.3%	30.4%	(1.1) pts

The Notes to the Financial Information are included as part of the Earnings Release.

11 grace.com	Talent | Technology | Trust™

W. R. Grace & Co. and Subsidiaries
Analysis of Operations (unaudited) (continued)

	Nine Months Ended September 30,
(In millions)	2018	2017
Cash flow measure(A):
Net cash provided by (used for) operating activities	$234.0	$267.5
Capital expenditures	(161.7)	(85.6)
Free Cash Flow	72.3	181.9
Cash paid for legacy product, environmental and other claims	18.1	50.1
Cash paid for repositioning	16.6	6.3
Cash paid for third-party acquisition-related costs	9.2	0.1
Cash paid for restructuring	8.0	10.9
Accelerated defined benefit pension plan contributions	50.0	—
Adjusted Free Cash Flow	$174.2	$249.3

	Four Quarters Ended September 30,
(In millions)	2018	2017
Calculation of Adjusted EBIT Return On Invested Capital (trailing four quarters)(A):
Adjusted EBIT	$453.0	$417.8
Invested Capital:
Trade accounts receivable	279.2	253.1
Inventories	319.0	239.5
Accounts payable	(245.1)	(195.2)
	353.1	297.4
Other current assets (excluding income taxes)	78.7	31.1
Properties and equipment, net	984.1	762.8
Goodwill	544.4	401.7
Technology and other intangible assets, net	359.4	259.2
Investment in unconsolidated affiliate	144.4	118.0
Other assets (excluding capitalized financing fees)	88.5	32.9
Other current liabilities (excluding income taxes, legacy environmental matters, accrued interest, and restructuring)	(191.4)	(129.8)
Other liabilities (excluding income taxes and legacy environmental matters)	(158.8)	(118.7)
Total invested capital	$2,202.4	$1,654.6
Adjusted EBIT Return On Invested Capital	20.6%	25.3%

The Notes to the Financial Information are included as part of the Earnings Release.

12 grace.com	Talent | Technology | Trust™

W. R. Grace & Co. and Subsidiaries
Adjusted Earnings Per Share (unaudited)

	Three Months Ended September 30,
	2018				2017
(In millions, except per share amounts)	Pre- Tax	Tax Effect	After- Tax	Per Share	Pre- Tax	Tax Effect	After- Tax	Per Share
Diluted earnings per share				$0.24				$0.70
Costs related to legacy product, environmental and other claims	$74.9	$17.5	$57.4	0.85	$8.5	$3.0	$5.5	0.08
Restructuring and repositioning expenses	8.4	2.7	5.7	0.08	9.3	2.7	6.6	0.10
Amortization of acquired inventory fair value adjustment	2.3	0.5	1.8	0.03	—	—	—	—
Third-party acquisition-related costs	0.5	0.1	0.4	0.01	0.4	0.1	0.3	—
Income and expense items related to divested businesses	(0.3)	(0.1)	(0.2)	—	0.3	0.1	0.2	—
Accounts receivable reserve—Venezuela	—	—	—	—	10.0	3.5	6.5	0.10
Gain (loss) on sale of product line	—	—	—	—	0.4	0.1	0.3	—
Income tax expense related to historical tax attributes(D)		(1.9)	1.9	0.03		—	—	—
Discrete tax items		8.9	(8.9)	(0.13)		5.3	(5.3)	(0.08)
Adjusted EPS(A)				$1.11				$0.90

	Nine Months Ended September 30,
	2018				2017
(In millions, except per share amounts)	Pre- Tax	Tax Effect	After- Tax	Per Share	Pre- Tax	Tax Effect	After- Tax	Per Share
Diluted earnings per share				$1.46				$1.96
Costs related to legacy product, environmental and other claims	$79.2	$18.5	$60.7	0.90	$25.5	$9.4	$16.1	0.24
Restructuring and repositioning expenses	32.8	7.5	25.3	0.38	17.0	6.0	11.0	0.16
Third-party acquisition-related costs	7.2	1.7	5.5	0.08	0.4	0.1	0.3	—
Amortization of acquired inventory fair value adjustment	6.9	1.6	5.3	0.08	—	—	—	—
Loss on early extinguishment of debt	4.8	1.1	3.7	0.05	—	—	—	—
Income and expense items related to divested businesses	(0.4)	(0.1)	(0.3)	—	1.3	0.5	0.8	0.01
Accounts receivable reserve—Venezuela	—	—	—	—	10.0	3.5	6.5	0.10
Pension MTM adjustment and other related costs, net	—	—	—	—	1.9	0.7	1.2	0.02
Gain (loss) on sale of product line	—	—	—	—	0.4	0.1	0.3	—
Income tax expense related to historical tax attributes(D)		(11.3)	11.3	0.17		—	—	—
Discrete tax items		7.8	(7.8)	(0.12)		4.9	(4.9)	(0.07)
Adjusted EPS(A)				$3.00				$2.42

The Notes to the Financial Information are included as part of the Earnings Release.

13 grace.com	Talent | Technology | Trust™

W. R. Grace & Co. and Subsidiaries
Notes to the Financial Information

(A)
In the above, Grace presents financial information in accordance with U.S. generally accepted accounting principles (U.S. GAAP), as well as the non-GAAP financial information described below. Grace believes that this non-GAAP financial information provides useful supplemental information about the performance of its businesses, improves period-to-period comparability and provides clarity on the information management uses to evaluate the performance of its businesses. In the above charts, Grace has provided reconciliations of these non-GAAP financial measures to the most directly comparable financial measure calculated and presented in accordance with U.S. GAAP. These non-GAAP financial measures should not be considered as a substitute for financial measures calculated in accordance with U.S. GAAP, and the financial results calculated in accordance with U.S. GAAP and reconciliations from those results should be evaluated carefully. Grace defines these non-GAAP financial measures as follows:

•
Adjusted EBIT means net income attributable to W. R. Grace & Co. shareholders adjusted for interest income and expense; income taxes; costs related to legacy product, environmental and other claims; restructuring and repositioning expenses and asset impairments; pension costs other than service and interest costs, expected returns on plan assets, and amortization of prior service costs/credits; income and expense items related to divested businesses, product lines, and certain other investments; gains and losses on sales of businesses, product lines, and certain other investments; third-party acquisition-related costs and the amortization of acquired inventory fair value adjustment; and certain other items that are not representative of underlying trends.

•	Adjusted EBITDA means Adjusted EBIT adjusted for depreciation and amortization.

•
Adjusted EBIT Return On Invested Capital means Adjusted EBIT (on a trailing four quarters basis) divided by the sum of net working capital, properties and equipment and certain other assets and liabilities.

•	Adjusted Gross Margin means gross margin adjusted for pension-related costs included in cost of goods sold and the amortization of acquired inventory fair value adjustment.

•
Adjusted EPS means diluted EPS adjusted for costs related to legacy product, environmental and other claims; restructuring and repositioning expenses and asset impairments; pension costs other than service and interest costs, expected returns on plan assets, and amortization of prior service costs/credits; income and expense items related to divested businesses, product lines, and certain other investments; gains and losses on sales of businesses, product lines, and certain other investments; third-party acquisition-related costs and the amortization of acquired inventory fair value adjustment; certain other items that are not representative of underlying trends; and certain discrete tax items and income tax expense related to historical tax attributes.

•
Adjusted Free Cash Flow means net cash provided by or used for operating activities minus capital expenditures plus cash flows related to legacy product, environmental and other claims; cash paid for restructuring and repositioning; capital expenditures related to repositioning; cash paid for third-party acquisition-related costs; and accelerated payments under defined benefit pension arrangements.

•	Net Sales, constant currency means the period-over-period change in net sales calculated using the foreign currency exchange rates that were in effect during the previous comparable period.

•	Organic sales growth means the period-over-period change in net sales excluding the sales growth attributable to acquisitions.
Adjusted EBIT, Adjusted EBITDA, Adjusted EBIT Return On Invested Capital, Adjusted Gross Margin, Adjusted EPS, Adjusted Free Cash Flow, Net Sales, constant currency, and Organic sales growth do not purport to represent income or liquidity measures as defined under U.S. GAAP, and should not be considered as alternatives to such measures as an indicator of Grace's performance or liquidity.
Grace uses Adjusted EBIT as a performance measure in significant business decisions and in determining certain incentive compensation. Grace uses Adjusted EBIT as a performance measure because it provides improved period-to-period comparability for decision making and compensation purposes, and because it better measures the ongoing earnings results of its strategic and operating decisions by excluding the earnings effects of legacy product, environmental and other claims; restructuring and repositioning activities; divested businesses; the effects of acquisitions; and certain other items that are not representative of underlying trends.
Grace uses Adjusted EBITDA, Adjusted EBIT Return On Invested Capital, Adjusted Gross Margin, and Adjusted EPS as performance measures and may use these measures in determining certain incentive compensation. Grace uses Adjusted EBIT Return On Invested Capital in making operating and investment decisions and in balancing the growth and profitability of operations. Grace uses Net Sales, constant currency as a performance measure to compare

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current period financial performance to historical financial performance by excluding the impact of foreign currency exchange rate fluctuations that are not representative of underlying business trends and are largely outside of its control. Grace uses Organic sales growth to measure its businesses' sales performance, excluding the impacts of acquisitions.
Grace uses Adjusted Free Cash Flow as a liquidity measure to evaluate its ability to generate cash to support its ongoing business operations, to invest in its businesses, and to provide a return of capital to shareholders. Grace also uses Adjusted Free Cash Flow as a performance measure in determining certain incentive compensation.
Adjusted EBIT, Adjusted EBITDA, Adjusted EBIT Return On Invested Capital, Adjusted Gross Margin, Adjusted EPS, Adjusted Free Cash Flow, Net Sales, constant currency, and Organic sales growth do not purport to represent income measures as defined under U.S. GAAP, and should not be used as alternatives to such measures as an indicator of Grace’s performance. These measures are provided to investors and others to improve the period-to-period comparability and peer-to-peer comparability of Grace’s financial results, and to ensure that investors and others understand the information Grace uses to evaluate the performance of its businesses. They distinguish the operating results of Grace's current business base from the costs of Grace's legacy product, environmental and other claims; restructuring and repositioning activities; divested businesses; and certain other items. These measures may have material limitations due to the exclusion or inclusion of amounts that are included or excluded, respectively, in the most directly comparable measures calculated and presented in accordance with U.S. GAAP and thus investors and others should review carefully the financial results calculated in accordance with U.S. GAAP.
Adjusted EBIT has material limitations as an operating performance measure because it excludes costs related to legacy product, environmental and other claims, and may exclude income and expenses from restructuring and repositioning activities and divested businesses, which historically have been material components of Grace’s net income. Adjusted EBITDA also has material limitations as an operating performance measure because it excludes the impact of depreciation and amortization expense. Grace’s business is substantially dependent on the successful deployment of capital, and depreciation and amortization expense is a necessary element of our costs. Grace compensates for the limitations of these measurements by using these indicators together with net income as measured under U.S. GAAP to present a complete analysis of our results of operations. Adjusted EBIT and Adjusted EBITDA should be evaluated together with net income and net income attributable to Grace shareholders, measured under U.S. GAAP, for a complete understanding of Grace’s results of operations.
Grace is unable without unreasonable efforts to estimate the annual mark-to-market pension adjustment or 2018 net income or diluted EPS. Without the availability of this significant information, Grace is unable to provide reconciliations for certain forward-looking information set forth in the 2018 Outlook, above.

(B)	Grace's segment operating income includes only Grace's share of income from consolidated and unconsolidated joint ventures.

(C)
Certain pension costs include only ongoing costs recognized quarterly, which include service and interest costs, expected returns on plan assets, and amortization of prior service costs/credits. Catalysts Technologies and Materials Technologies segment operating income and corporate costs do not include any amounts for pension expense. Other pension related costs including annual mark-to-market adjustments and actuarial gains and losses are excluded from Adjusted EBIT. These amounts are not used by management to evaluate the performance of Grace's businesses and significantly affect the peer-to-peer and period-to-period comparability of our financial results. Mark-to-market adjustments and actuarial gains and losses relate primarily to changes in financial market values and actuarial assumptions and are not directly related to the operation of Grace's businesses.

(D)
The Tax Cuts and Jobs Act of 2017 Global Intangible Low Taxed Income ("GILTI") is a tax on the excess of foreign earnings over a deemed return on the foreign tangible assets (10% of depreciated tax basis). A deduction reduces foreign earnings to GILTI by 50% reducing the tax rate to 10.5%. Additionally, the GILTI tax may be partially offset with foreign tax credits. However, the deduction and the foreign tax credits may not be utilized to offset the GILTI tax or be carried forward if a net operating loss is being utilized.

NM - Not Meaningful

15 grace.com	Talent | Technology | Trust™